Exhibit 99.1

AOXING PHARMACEUTICAL ANNOUNCES DELISTING AND DEREGISTRATION OF COMMON STOCK

Foster City, CA/ PRNewswire/September 25, 2017 - Aoxing Pharmaceutical Company, Inc. (NYSE MKT: AXN) today announced that its board of directors has made a determination to remove the Aoxing Pharma Common Stock from the NYSE MKT. On September 25, 2017, Aoxing Pharma notified the NYSE MKT of its intention to file a Form 25 ("Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934") with the Securities and Exchange Commission (the "SEC") on October 6, 2017. The purpose of the Form 25 filing is to effect the voluntary delisting from the NYSE MKT of Aoxing Pharma's outstanding Common Stock and the deregistration of the Common Stock under Section 12(b) of the Securities Exchange Act of 1934. The Company expects that the Form 25 filing will become effective on October 16, 2017. After the effectiveness of the Form 25 filing, Aoxing Pharma also intends to file a Form 15 with the SEC, requesting the suspension of the Company's reporting obligations under Sections 13(a) and 15(d) of the Exchange Act and the deregistration of its Common Stock under Section 12(g) of the Exchange Act.

The Board made the decision to remove the Common Stock from the NYSE MKT and to seek deregistration under the Exchange Act following its review and careful consideration of several factors, including the Company's inability to obtain equity financing during the past year, the ongoing listing, legal, administrative and accounting costs associated with being a publicly listed company, the risk that ongoing atrophy in the market price for the Common Stock will result in non-compliance with NYSE MKT continued listing requirements, and the amount of executive time and Company resources consumed in regulatory compliance obligations. The Board determined that delisting and deregistration are in the overall best interests of Aoxing Pharma and its stockholders.
Aoxing Pharma expects its Common Stock to begin trading on the OTC Market's Pink market tier following the effectiveness of the Form 25.

About the Company
Aoxing Pharmaceutical Company, Inc. is a U.S. incorporated  pharmaceutical company with its operations in China, specializing in research, development, manufacturing and distribution of a variety of narcotics and pain-management products. Headquartered in Shijiazhuang City, outside Beijing, Aoxing Pharma has the largest and most advanced manufacturing facility in China for highly regulated narcotic medicines. Its facility is one of the few GMP facilities licensed for the manufacture of narcotic medicines by the China Food and Drug Administration ("CFDA"). For more information, please visit: www.aoxingpharma.com.

CONTACT:
Aoxing Pharmaceutical Company:
646-367-1747
investor.relations@aoxingpharma.com